National Renewable Energy Laboratory

EXCLUSIVE
PATENT LICENSE
(hereinafter "Agreement")

between

MIDWEST RESEARCH INSTITUTE (hereinafter "MRI"),
Management and Operating Contractor for
The NATIONAL RENEWABLE ENERGY LABORATORY (hereinafter " NREL")
under U.S. Department of Energy Contract No. DE-AC36-98GO10337
(hereinafter the "Contract")
1617 Cole Blvd., Golden, CO 80401

and

SUPERIOR SEPARATION TECHNOLOGIES, INC.
202 South Wheeler Street
Plant City, Florida 33565
(hereinafter "Licensee")

Both being hereafter jointly referred to as the "Parties"

Article I. <u>Background</u>

A. In the course of conducting research at NREL, inventions are conceived and reduced to practice that may have commercial applicability, and MRI desires to promote the utilization of its inventions by the private sector arising from NREL research and development activities.

B. Licensee desires to acquire commercialization rights to certain inventions in order to develop processes, methods, or marketable products for ultimate public use and benefit by practicing the Invention licensed in this Agreement.

C. Licensee desires to: (i) be acquired by a Purchaser, as defined in paragraph N of Article II of this Agreement through a stock purchase agreement without disturbing the original rights and obligations of the Parties to this Agreement, and (ii) continue to be bound by, and to perform all obligations and duties of this Agreement.

D. Licensee further desires an exclusive license grant with the right to Sublicense and the exclusive grant to extend to the Purchaser with the right to grant a Sublicense.

Article II. Definitions

A. "Invention" means the United States Patent Number ("USPN") 5,730,837; "Method of Separating Lignocellulosic Material into Lignin, Cellulose and Dissolved Sugars; Black et al. (1998); and MRI Record Of Invention ("ROI") 00-27 Process for Production of Dissolving Grade Cellulose"; Bozell et al. (2004).

B. "Technical Information" means all recorded information, regardless of form or the media on which it may be recorded, which is of a scientific or technical nature, such as (by way of example and not of limitation), biological materials and materials derived from biological materials, data, computer software, drawings, photographs, process information, sample equipment, specifications and the like.

C. "Licensed Products" means any biorefinery, separator, bioreactor, process line, apparatus, equipment and/or parts thereof (hereinafter collectively referred to as the "Equipment") embodying, utilizing, comprising or including any and/or all of the Licensed Processes, which Licensed Processes if utilized or applied to the Equipment by the Licensee and/or the Purchaser, and/or their Sublicensees would infringe one or more claims of the Licensed Patent Rights, including infringing one or more claims of a worldwide or international pending patent publication having or providing provisional patent infringement protection.

D. "License Processes" means any method, processes, procedure or technique which if used by Licensee and/or the Purchaser, and/or their Sublicensees in the absence of a license grant by MRI thereto would infringe one or more claims of the Licensed Patent Rights, including infringing one or more claims of a worldwide or international pending patent publication having or providing provisional patent infringement protection.

E. "Licensed Patent Rights" refer collectively to the specific patent claim subject matter of the Invention, which forms the Licensed Products and the Licensed Processes, as identified in Appendix A incorporated by reference, and contained in:

(1) any U.S. patent and patent application which may result from the Invention and any divisionals and continuations for these applications;

(2) any counterpart foreign patents and foreign patent applications and any counterpart divisionals and continuations of these applications described in bullet E(1) above;

(3) any reissues, reexamination, and extensions of the U.S. and foreign patent applications described in bullets E(1) and E(2) above; and

(4) any Improvements.

F "Licensed Fields of Use" means the field(s) of use identified in Appendix B and incorporated herein by reference.

G. "Licensed Territory" means the geographic area(s) identified in Appendix B.

H. "Commercial Sale" means the initial and any subsequent transfer by Licensee and/or the Purchaser, and/or their Sublicensees of the Licensed Product and/or the Licensed Processes in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

I "Net Sales" means the total gross revenue from the Commercial Sales of Licensed Products and/or Licensed Processes by the Licensee and/or the Purchaser, and/or their Sublicensees, less (1) allowances for returns, trade discounts, rebates, refunds, actually given or paid whichever is applicable and, (2) separately stated (on customer or third party invoice) sales taxes actually paid by Licensee and/or the Purchaser, and/or their Sublicensees, and shipping costs included on their invoices.

J. "Government" means the United States Government, including any agency thereof.

K. "DOE" means the U.S. Department of Energy, an agency of the Government.

L. "Effective Date" means the latest date that a Party signs this Agreement.

M. "Sublicense" means the granting by Licensee and/or the Purchaser to a third party (the "Sublicensee") the right to practice the Licensed Products and/or Licensed Processes pursuant to the authority granted in this Agreement to grant Sublicensees.

N. "Purchaser" means a corporation that intends to immediately acquire the Licensee. The Purchaser intends to notify MRI in writing that such Purchaser accepts the terms of this Agreement, including the obligations and duties of this Agreement respecting such exclusive license, and will guarantee such in writing to MRI and MRI approves in writing of Purchaser prior to the acquisition. The exclusive license granted herein shall not extend to any Purchaser other than this acquiring corporation without such other Purchaser and Licensee acquiring the advance written approval of MRI.

O. "Improvement" means any invention that directly claims priority from an Invention of the Licensed Patent Rights. Invention does not mean or include developments with respect to Equipment, processes, components, or materials, useful in practicing the Invention of the Licensed Patent Rights, but which do not themselves infringe the claims of said Invention.

P. "NREL Protected Information" means data and Technical Information generated by MRI under the Contract, which is marked and / or identified as NREL Protected Information, and would have been Proprietary Information had it been obtained from a non-Federal entity.

Q. "Proprietary Information" means any data and Technical Information which is developed at private expense, is marked as Proprietary Information, and embodies (1) trade secrets or (2) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 USC 552 (b)(4).

R. "Assignment" means the conveyance or transfer by Licensee and/or the Purchaser, and/or their Sublicensees to third party (the "Assignee') all or any part of the ownership rights of MRI and the DOE regarding any Invention of the Licensed Patent Rights.

S. "Sublicensing Revenue" means consideration received by the Licensee and/or the Purchaser for granting Sublicenses.

Article III. Representations

A. By election of title under the 1984 Bayh-Dole Act (hereinafter P.L. 96-517), and assignment of rights from MRI employees and other inventors, MRI is the owner of the Invention and the License Patent Rights, which ownership rights in the Invention are subject to (1) the Government retaining an irrevocable, nonexclusive, nontransferable, royalty-free license for itself and others on its behalf to practice the Invention throughout the world; and (2) march-in rights of DOE under P.L. 96-517.

B. MRI has the requisite statutory authority under the National Competitiveness Technology Transfer Act of 1989 (hereinafter P.L. 101-189) and P.L. 96-517 to grant the rights, licenses, and privileges granted herein subject to the Fairness of Opportunity, U.S. Industrial Competitiveness and Conflict of Interest requirements of MRI's management and operating Contract (the "Contract").

Article IV. License

A. MRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights with the right to Sublicense solely in the Licensed Fields Of Use and the Licensed Territory to make and have made, to use and have used any Licensed Products and Licensed Processes for the sole purpose of Commercially Selling and having Commercially Sold the Licensed Products and/or Licensed Processes.

B The exclusive license granted under Paragraph A of this Article IV shall extend to Licensee's future Purchaser, provided that Licensee: (1) notifies MRI in writing that such Purchaser accepts the terms of this Agreement, including the obligations and duties of this Agreement respecting such exclusive license; and (2) contractually obligates the Purchaser to promptly sign a novation or name change, which ever is applicable, after the stock purchase agreement-type transaction or other buy-out-type acquisition is consummated.

C. Notwithstanding the exclusive character of the license granted in this Agreement, Licensee and the Purchaser shall take such exclusive license subject to any rights in third

parties established by agreements entered into by MRI prior to the Effective Date of this Agreement. In this connection MRI represents that no rights have been granted to others in specific reference to the Invention of the Licensed Patent Rights, and that no licenses have been granted affecting the Invention, which would in MRI's judgment significantly diminish the value of the exclusive license granted herein. The Invention however is subject to the Government retaining an irrevocable, nonexclusive, nontransferable, royalty-free license as set out in Paragraph A of Article III herein above.

D. The rights granted herein are personal to Licensee and the Purchaser and Licensee and the Purchaser shall not at any time Sublicense, except as permitted in Article V herein below, Assign, change or otherwise vest liens or encumbrances upon such rights.

E. P.L. 96-517 requires MRI to include in all exclusive license agreements an obligation that any products embodying the Invention or produced through the use of the Invention will be manufactured substantially in the United States, unless a written waiver or exception is obtained in advance from the DOE. Licensee agrees to be bound by this requirement during and subsequent to the term of this Agreement.

F. Notwithstanding any other provisions of this agreement, MRI has the right to assign any or all of its rights under this agreement, including claims for patent infringement, to successor operating contractors of the Laboratory as may be designated by DOE.

Article V. <u>Sublicense</u>

A. The License granted under this Agreement specifically includes the right of Licensee and the Purchaser to grant Sublicenses. Licensee and the Purchaser agree that any Sublicense they grant to any Sublicensee shall be granted under the following conditions:

1. To include therein provisions substantially corresponding to the following Articles and / or Paragraphs: IVD; V; VID; VII; VIII; XI; XII; XIII: XIV (G), and (J); and XVI (H), and (K), to ensure that the Licensee fulfills its obligations and duties to MRI under this Agreement.

2. To notify MRI in writing within thirty (30) days after the Effective Date of this Agreement of each and every Sublicense entered into by Licensee and the Purchaser concerning this Agreement, and permit MRI, at its request to inspect a true and correct copy of each such Sublicense for: (a) MRI's review and approval prior to signing by the Sublicensee; and/or (b) verification of compliance with the Articles and Paragraphs set out in subparagraph A (1) of this Article V of this Agreement, and with applicable DOE laws, rules and regulations. Should the Sublicense agreement be written in a language other than English, Licensee shall provide MRI with an English translation of the Sublicense agreement.

3. Promptly, to the extent Licensee and Purchaser are aware, advise MRI of any: (a) prospective Sublicensee that DOE cannot contract with under applicable laws, rules and regulations; and (b) the modification or termination of each Sublicense entered into by Licensee and the Purchaser.

B. MRI shall advise Licensee and the Purchaser, as requested in writing, from time to time on the particulars of the regulations pertaining to subparagraph A (3) of this Article V.

C Notwithstanding any other provision in this Agreement, where non-cash consideration is paid or payable to Licensee under a Sublicense, or where the Sublicense is granted to a Party not operating at arm's length to Licensee, or where the sublicense is part of a series or set of related transactions, or where a Sublicense is granted consideration substantially less than Fair Market Value, Licensee shall obtain the prior written approval of MRI to enter into such Sublicense agreement, such approval not to be unreasonably withheld or delayed.

D. In connection with Paragraph A of this Article V, MRI agrees that it will be under an obligation of confidentiality with respect to any Sublicense learned of, or accessed, and will:

1. treat the Sublicensees as Proprietary;

2. not publicly use Proprietary Sublicenses for its own commercial gain; and

3. not disclose the Sublicenses to third parties, except to the DOE when requested and when in the possession of MRI,

providing such Sublicenses meet the definition of "Proprietary Information" as set forth in Paragraph Q of Article II of this Agreement.

E. Notwithstanding any provision to the contrary in this Agreement, the right of Licensee and the Purchaser to Sublicensee under this Article V does not extend to any subsidiaries, or affiliated entities of Licensee and the Purchaser without the express written permission of MRI.

Article VI. <u>Royalties</u>

A. Licensee agrees to pay to MRI a nonrefundable, up-front royalty fee in the amount and terms specified in Appendix C, attached and incorporated by reference.

B. In addition, the Licensee and the Purchaser shall pay to MRI a continuous royalty, and Sublicense Revenue as described in Appendix C. This continuous royalty and Sublicense Revenue shall accrue as of the time Licensee and/or the Purchaser recognize the revenue or receives payment, whichever comes first. The continuous royalty and Sublicense Revenue shall be due within thirty (30) days of the end of each calendar quarter beginning with the end of the first calendar quarter or portion thereof after the Effective Date of this Agreement. Licensee and the Purchaser agree not to attempt to minimize or avoid this continuous royalty fee by providing quantities of the Licensed Products and/or Licensed Processes larger than sales samples to third parties or customers free of charge.

The minimum royalty shall be paid by the Licensee and the Purchaser at the times set forth in Article 2 of Appendix C of this Agreement.

C. It is agreed that the Licensee and the Purchaser shall collect for and on behalf of MRI any and all Sublicense Revenue owed and payable to MRI by Licensee and/or the Purchaser, and will pay over to MRI such collected Sublicense Revenue. Licensee and the Purchaser hereby unconditionally guarantee payment of all the aforesaid Sublicense Revenue required of its Sublicensees pursuant to the Commercial Sales of any and all Licensed Products and Licensed Processes.

D. Should Licensee and/or the Purchaser, and their Sublicensees fail to make any payment to MRI within the time period prescribed for such payment, then the unpaid amount shall bear interest at the rate of one and one-half percent (1.5%) of the unpaid balance per month or, where a lower rate is prescribed by law, the highest rate thereby permitted by law. The payment of such overdue payment and late charge shall not prevent MRI from exercising any other rights MRI may have as a consequence of the lateness of any payment.

E. Payment shall be made in U.S. dollars and are exclusive of any tariffs, duties, or taxes imposed by any government or governmental agency. Licensee and the Purchaser, and their Sublicensees shall be liable for all taxes, however designated or levied, which are based on the Licensee and/or the Purchaser, and their Sublicensees' possession, use, or sale of Licensed Products and Licensed Processes.

F. No continuous royalty fee shall be payable by Licensee and/or the Purchaser, and their Sublicensees for Licensed Patent Rights in any given country on the earliest of the dates that (1) a patent application has been abandoned and not continued; (2) the patent expires; (3) the patent is no longer maintained by any of the Parties; or (4) the patent claim(s) in the Invention has been held to be invalid by an unappealed or unappealable decision of a court of competent jurisdiction.

G. No multiple royalties shall be payable because any products are covered by more than one of the Licensed Patent Rights.

H. The continuous royalty shall be offset by any advances or cost expended by Licensee and/or the Purchaser under Article XII, Infringement by Third Parties hereinbelow.

Article VII. <u>Required Reporting and Record Keeping</u>

A. For a period of at least three (3) years following the applicable continuous royalty, minimum royalty and Sublicense Revenue payments, Licensee and/or the Purchaser, and their Sublicensees shall keep true and accurate records of all data necessary for determination of the continuous royalty, minimum royalty and Sublicense Revenue payable hereunder, and upon request, shall permit MRI to examine such records. Such audit shall be conducted during Licensee and the Purchaser's business hours, and shall be subject to Licensee and the Purchaser's building security rules. If, as a result of such

examination, it is found that Licensee and/or the Purchaser owes additional continuous royalties, minimum royalty and Sublicense Revenue in excess of five percent (5%) of the amount previously paid for the period audited, Licensee and/or the Purchaser shall reimburse MRI for the costs of such audit.

B. Contemporaneously with a payment of the continuous royalty, minimum royalty and Sublicense Revenue, Licensee and/or the Purchaser, and their Sublicensees shall submit to MRI a written report, setting forth for each quarter, reports for Commercial Sales, which specifies: (1) aggregate Net Sales price of Licensed Products and Licensed Processes sold; and (2) a computation of the earned continuous royalty, minimum royalty and Sublicense Revenue owed and due MRI. If there are no Net Sales for any quarter, then it is required that Licensee and/or the Purchaser, and their Sublicensees shall provide MRI a short statement stating such.

Article VIII. Commercial Use Plan

A. In consideration of the license and other rights granted herein, Licensee and the Purchaser agree for themselves and on behalf of their Sublicensees to develop a commercial use plan (the "Commercial Use Plan"). The Commercial Use Plan shall contain: (i) an initial five (5) year sales forecast, a (ii) marketing plan, and (iii) a written explanation specifying the extent to which the Licensee and the Purchaser intend to further develop the technology defined by the Invention, including Equipment that uses or is applied to the Invention, to the point of commercial utilization and subsequent Commercial Sales of the Licensed Products and Licensed Processes over the five (5) period

B. Licensee and the Purchaser agree for themselves and on behalf of their Sublicensees to supply, in writing, an annual update report (the "Annual Commercial Update Report") to the Commercial Use Plan within thirty (30) days of the anniversary of this Agreement. The Annual Commercial Update Report shall discuss the previous year's efforts to: (1) further develop the technology as set out in Paragraph A (iii) of this Article VIII; and (2) manufacture, market, and Commercially Sell Licensed Products and Licensed Processes under this Agreement. The Annual Commercial Update Report should be a brief, up to seven (7) page report and may be supplemented by a discussion, at the mutual agreement of MRI and the Licensee.

C. Licensee and the Purchaser agree for themselves and on behalf of their Sublicensees to use commercially reasonable efforts to effect introduction of the Licensed Products and Licensed Processes into the commercial market as soon as practicable consistent with sound and reasonable business practices and judgment. Licensee and the Purchaser agree for themselves and on behalf of their Sublicensees to apply at least the same level of effort that they apply to the commercial development of its own products and processes.

D. Licensee and the Purchaser represent that they have, or are able to obtain, all financial and other resources necessary to carry out the pending commercial use plan, to be delivered to MRI within 120 days of the Effective Date of this Agreement.

Article IX. Technical Assistance

A. MRI agrees, upon the written request of Licensee, to seek the necessary DOE approvals for NREL staff to provide reimbursable technical assistance at NREL's facilities under appropriate agreements based on the priorities of having to firstly conduct DOE mission work, the availability of NREL labor and facility resources, and DOE and NREL management approval. The full cost of such technical assistance shall be paid for by the Licensee.

Article X. Patent Prosecution

A. The Parties agree that MRI shall handle and control the: (i) patent application preparation; (ii) domestic and foreign filing, and prosecution, including appeals and interferences; and (ii) payment of maintenance and annuity fees (hereinafter collectively referred to as the "Prosecution") of any and all Inventions included in the Licensed Patent Rights to be pursued at its discretion, and shall at the written request of Licensee, furnish copies of relevant patent related documents to Licensee. MRI may, at its sole and absolute discretion, agree to permit Licensee upon its written request to handle the prosecution of some or all of the Licensed Patent Rights.

B. Licensee and the Purchaser shall provide to MRI as to all matters that come to their attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights.

C. MRI agrees to advance all domestic and patent office costs, including normal and customary attorney and agent fees, incurred for the domestic and foreign Prosecution of Inventions of the Licensed Patent Rights (hereinafter collectively referred to the "Patent Costs"). All reasonable Patent Costs incurred after the Effective Date of this Agreement for such Prosecution of Inventions shall be fully paid by Licensee and / or the Purchaser through promptly reimbursing MRI for one hundred percent (100%) of Patent Costs incurred by MRI within 30 days of MRI furnishing Licensee and / or the Purchaser with an invoice of Patent Costs actually paid, except for maintenance and annuity fees of any patent pertaining to this Agreement that issued prior to the Effective Date of this Agreement, which said maintenance and annuity fees shall be borne by MRI.

D. Notwithstanding the requirements of Paragraph A of this Article X regarding MRI's discretion to pursue Patent Prosecution, it is further agreed that MRI will pursue Patent Prosecution in particular countries at the written request of Licensee and /or the Purchaser subject to: (i) the availability of MRI filing a patent application said particular; (ii) MRI acquiring a prior written confirmation by Licensee and / or Purchaser to reimburse MRI for Patent Costs associated with said filing as set out in Paragraph C of this Article X; and (iii) the mutual agreement of the Parties prior to the commencement of such filing.

Article XI. Marking

A. Prior to the issuance of U.S. patents covering the Licensed Patent Rights, Licensee and the Purchaser, and their Sublicensees agree to mark Licensed Products and Licensed Processes (or their containers or labels) made, sold, or otherwise disposed of by it with the words "Patent Pending," and following the issuance of one or more patents, with the patent numbers of the U.S. and foreign patents, as appropriate.

B. MRI considers ROI Number ("No") 00-27; Process for Production of Dissolving Grade Cellulose; Bozell et al. (2004) to comprise NREL Protected Information. Licensee and the Purchaser agree for themselves, and on behalf of their Sublicensees, to safeguard any NREL Protected Information that Licensee and Purchaser and the its Sublicensees receive from MRI, or have access to during the performance of this Agreement as follows:

1. keep confidential all NREL Protected Information for a period of five (5) years from receipt thereof;

2. take all reasonable steps to ensure that NREL Protected Information does not negligently or otherwise does not fall into the hands of those unauthorized by MRI to receive it except as permitted in Paragraph D of this Article XI herein below;

3. use at least the same standard of care as Licensee and Purchaser and Sublicensee uses to protect Proprietary Information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the confidential information of the disclosing Party;

4. promptly notify MRI upon discovery of any unauthorized disclosure of the confidential information of MRI; and

5. not disclose or distribute NREL Protected Biological Materials to any third party, except as permitted in Paragraph D of this Article XI herein below;

C. The obligations of confidentiality regarding NREL Protected Information Materials as set forth in Paragraph B of this Article XI shall not apply to information, which:

1. at the time of disclosure, is already in the public domain;

2. after disclosure, becomes a part of the public domain by publication through no violation of this Agreement;

3. the Licensee and/or the Purchaser is able to prove by competent written evidence to have been in possession of prior to any disclosure by MRI

4. is hereafter lawfully disclosed to the Licensee and/or the Purchaser by a third party, which third party did not acquire the information under a still effective obligation of confidentiality to MRI;

5. the Licensee and/or the Purchaser is able to prove by competent written evidence to have been independently developed by or for the Licensee and/or the Purchaser without the use of MRI's NREL Protected information; and

6. is disclosed upon approval of MRI.

D. MRI authorizes Licensee and the Purchaser to disclose NREL Protected Information that are considered necessary for the commercial exploitation of the rights granted under this Agreement, providing:

1. Licensee and the Purchaser only disclose and/or furnish NREL Protected Information to Sublicensees and third parties under a nondisclosure agreement ("NDA") having appropriate terms to create binding contractual obligations in the recipient Sublicensees and third party to preserve the confidentiality of the NREL Protected Information; and

2. prior to a disclosure by Licensee and the Sublicensee to Sublicensee and third parties, MRI approves of the terms of such NDA.

Article XII. <u>Infringement</u>

A. Licensee and the Purchaser and MRI shall promptly give notice to each other of any actual or potential infringement of the Licensed Patent Rights. If, in Licensee's and Purchaser's reasonable opinion, MRI and/or DOE do not take appropriate action to cease or prevent an actual or potential infringement of the Licensed Patent Rights within ninety (90) days after receiving such notice, or otherwise do not diligently pursue such infringement action, Licensee and/or the Purchaser have the right to request of MRI and DOE that Licensee and/or the Purchaser may take appropriate action to cease or prevent the infringement, including the right to file suit to the extent provided by applicable laws, rules, and regulations. Licensee and/or or the Purchaser may proceed with such action upon written approval of MRI and DOE.

B. In the event that Licensee and/or the Purchaser files suit to stop infringement or defends any action against the validity of the patent, Licensee and/or the Purchaser shall indemnify and hold MRI and the Government and their employees harmless against all liability, expense, and costs, including attorneys' fees, incurred as a result of any such suit.

C. Licensee and/or the Purchaser may, however, apply all such costs as a reduction of any continuous royalties due and payable to MRI under the terms of this Agreement at such times as verified bills of costs actually incurred are reported to MRI in accordance with Article VII, Record Keeping. Licensee and the Purchaser, and their Sublicensees shall not have the right to with hold payments of continuous royalties and Sublicense Revenue during the underrating of an infringement suit pertaining to this Agreement.

D. In the event Licensee and/or the Purchaser secures a judgment against any third party infringer after accounting for and paying all of Licensee and/or the Purchaser's costs associated with prosecution of such actions as well as paying MRI for any reduction of continuous royalties pursuant to this Article XII, Paragraph C, Licensee and/or the Purchaser shall pay MRI in continuous royalties and Sublicense Royalties, at the royalty rates set forth in Appendix C of this Agreement on any balance of proceeds actually received, and Licensee and/or the Purchaser shall retain any such remaining balance of proceeds.

Article XIII. Limitations of Warranties and Indemnification

A. Licensee and the Purchaser agree for themselves and on behalf of their Sublicensees to hold harmless and indemnify MRI, the Government, and persons acting on their behalf, all damages, costs, and expenses, including attorney's fees, arising from buy not limited to any injury to or death of persons, or damage to or destruction of biological materials, or other property, or for any other loss, damage, or injury of any kind whatsoever resulting from Licensee's manufacture, use, or sale of Licensed Products, Licensed Processes, derived from Licensed Patent Rights, or NREL Protected Information, Technical Information, or materials, information in whatever form furnished hereunder.

B. NEITHER MRI, THE GOVERNMENT, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY WARRANTY, EXPRESS OR IMPLIED:

(1) WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY SERVICES, MATERIALS, LICENSED PRODUCT, LICENSED PROCESES, NREL PROTECTED INFORMATION, OR TECHNICAL INFORMTIONN FURNISHED HEREUNDER;

(2) THAT THE USE OF ANY SUCH SERVICES, MATERIALS, LICENSED PRODUCT, LICENSED PROCESES, NREL PROTECTED INFORMATION, OR TECHNICAL INFORMTIONN MAY NOT INFRINGE PRIVATELY OWNED RIGHTS;

(3) THAT THE SERVICES, MATERIALS, LICENSED PRODUCT, LICENSED PROCESES, NREL PROTECTED INFORMATION, OR TECHNICAL INFORMTIONN FURNISHED HEREUNDER WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; OR

(4) THAT THE SERVICES, MATERIALS, LICENSED PRODUCT, LICENSED PROCESES, NREL PROTECTED INFORMATION, OR TECHNICAL INFORMTIONN FURNISHED HEREUNDER WILL ACCOMPLISH THE INTENDED RESULTS OR ARE SAFE OR FIT FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE.

FURTHERMORE, MRI AND THE GOVERNMENT HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY PRODUCTS MANUFACTURED, USED, OR SOLD BY LICENSEE AND THE PURCHASER, AND THEIR SUBLICENSEES. NEITHER MRI NOR THE GOVERNMENT SHALL BE LIABLE FOR LOST PROFITS, LOST SAVINGS, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES IN ANY EVENT, EVEN IF SUCH PARTY IS MADE AWARE OF THE POSSIBILITY THEREOF.

Article XIV. Early Termination

A. This Agreement shall run for a period of twenty years (20) from the Effective Date of this Agreement subject to early termination as set forth herein below.

B. Either Licensee or MRI (the "Terminating Party") shall have the right to terminate this Agreement without judicial resolution upon written notice (the "Default Notice") to the non-Terminating Party after a material breach of any provision by the "Terminating Party"). However, in the event the non-Terminating Party alleged to be in default notifies the Terminating Party in writing within thirty (30) days after the expiration of the sixty-day period that the non-Terminating Party disputes the asserted material breach, the Parties shall submit the matter, after an attempt to amicably settle it without arbitration for a reasonable period not to exceed ninety (90) days, to binding arbitration through the American Arbitration Association ("AAA").

C. In the event that the dispute is submitted to the AAA under Paragraph B of this Article XIV, the Terminating Party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the non-Terminating Party materially breached this Agreement, and the non-Terminating Party fails to cure such breach within ninety (90) days after the conclusion of such arbitration proceedings. Licensee and the Purchaser, for itself, and on behalf of their Sublicensees agrees that Licensee and the Purchaser, and their Sublicensees are required to continue to respectively pay (a) minimum royalties and continuous royalties, and (b) Sublicensing Revenue, due and payable during the period any dispute is being submitted to, or being arbitrated, under this Paragraph B so long as this Agreement is in effect.

D. This Agreement shall terminate automatically upon the extinguishment of all of the Appendix A Licensed Patent Rights, for any reason.

E. This Agreement shall be terminated immediately upon MRI and Licensee reaching mutual agreement to so terminate this Agreement, which agreement shall be in writing.

F. This Agreement shall automatically terminate, without requirement of notice, upon an occurrence of any of the following:

1. any attempt by Licensee and/or the Purchaser to Assign, or transfer its interest in whole, or in part, in this Agreement to any third party or entity except as otherwise permitted herein or without the written consent required under Article IV, D herein above; or

2. a cessation, or dissolution of the Licensee and/or the Purchaser's ; or

3. a failure of Licensee to enter in, and successfully consummate, a stock purchase agreement buy-out-type transaction or other type buyout acquisition with the Purchaser within thirty (30) days of the Effective Date of this Agreement; or

4. an insolvency of Licensee and/or the Purchaser; or

5. an institution of any proceeding or arrangement by or against Licensee and/or the Purchaser relating to or in a nature of a bankruptcy, insolvency, or assignment for a benefit of creditors, which proceeding or arrangement is consented to by Licensee and/or the Purchaser, or is not dismissed or discontinued within thirty (30) days after the institution of this proceeding or arrangement.

G. In connection with the Commercial Use Plan of Article VIII herein above of this Agreement, Licensee and the Purchaser, for themselves, and on behalf of their Sublicensee agree that should Licensee and/or the Purchaser, and their Sublicensees fail to:

1. meet seventy-five percent (75%) of the then current sales forecasts as set out in the required Commercial Use Plan; or,

2 timely provide MRI with the Annual Commercial Update Report,

then Licensee and the Purchaser, and their Sublicensees shall be deemed to have committed a material breach of this Agreement (Licensee and Purchaser "Default"), and MRI will have the option to terminate this Agreement after providing Licensee and the Purchaser with a written Default notice in the form of a certified letter, and providing Licensee and the Purchaser with a reasonable opportunity to explain and remedy the Default.

H In the event Licensee and/or the Purchaser remedy or cure the Default within sixty (60) days after the Default mailing thereof by:

1. demonstrating to the satisfaction of MRI that the Default was for factors other then the failure of Licensee and/or the Purchaser, or their Sublicensees to use reasonable best efforts to Commercially Sale Licensed Products and Licensed

Processes to meet their then current sales forecasts, and beyond the reasonable control of Licensee and the Purchases, and their Sublicensees; or failing therein

2. paying to MRI continuous royalties and Sublicensing Revenue on the shortfall for the decline of Licensed Products and Licensed Processes Commercial Sales to meet such seventy five (75%) of the then current sales forecasts,

this Agreement shall remain in full force and effect.

I. Licensee and/or the Purchaser's failure to timely pay MRI any upfront royalty or fee, continuous royalty, minimum royalty and /or Sublicense Revenue owed and due shall be a material breach of this Agreement and, at MRI's option, this Agreement, and all rights and licenses granted to Licensee and/or the Purchaser, and their Sublicensees hereunder shall terminate upon written notice by MRI in the form of a certified letter, and failure of Licensee and/or the Purchaser to remedy said breach within sixty (60) days of the date of said notice. Two such failures to pay occurring in any twelve (12) month period shall be grounds for terminating this Agreement upon the date of notice following the second occurrence.

J. Any termination of this Agreement under this Article XIV, will extinguish and terminate the exclusive license grant made under this Agreement and, in turn, extinguish and terminate any Sublicense granted by Licensee and the Purchaser pursuant to this Agreement. Any terminated Sublicensee may elect to continue its Sublicense by advising MRI in writing, within sixty (60) days of the Sublicensee's receipt of a written notice of such termination, of its:

1. election to continue; and

2. agree in writing to assume in respect to MRI all the obligations (including obligations for paying MRI royalties or Sublicensing Revenue) whether or not contained in its Sublicensing agreement with Licensee.

K. Those provisions of this Agreement which by their terms are intended to survive termination of this Agreement shall so survive. The following provisions are intended to survive termination of this Agreement: IV (D); VII; XII: XIII; XIV (J).

Article XV. <u>Rights of Parties after Termination</u>

A. Neither Party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the effective date of such termination.

B. From and after any termination of this Agreement, Licensee and the Purchaser, and their Sublicensees shall have a right to continue work in progress under then existing contracts and to sell any Licensed Products and Licensed Processes that Licensee and the Purchaser, and Sublicensees had already manufactured prior to termination, or

manufactured as work in progress, provided that all continuous royalties and reports required herein above shall be timely submitted to MRI.

C. Except as specified in this Article XV (B), from and after any termination of this Agreement, Licensee and the Purchaser, and Sublicensees shall not manufacture nor have manufactured, use nor have used, sell nor have sold, any Licensed Products and Licensed Processes pursuant to this Agreement under any valid (or active) U.S. patent and foreign patent resulting from the Licensed Patent Rights set forth in Appendix A.

D. The rights and remedies granted herein, and any other rights or remedies that the Party may have, either at law or in equity, are cumulative and not exclusive of others. On any termination, Licensee and the Purchaser, and their Sublicensees shall duly account to MRI and transfer to it all remaining rights to which MRI may be entitled under this Agreement.

Article XVI. General Provisions

A. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

B. This Agreement constitutes the entire agreement between the Parties relating to the subject matter addressed herein, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by and completely expressed by this Agreement. Appendices A through D are attached and incorporated in this reference.

C. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

D. If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

E. The mailing address for the upfront royalty, the continuous royalty, the annual minimum royalty, and the Sublicense Revenue royalty payments ONLY, and any accompanying documentation regarding the calculation of the aforesaid royalties shall be addressed to MRI at the address designated below:

National Renewable Energy Laboratory
Attn: ROYALTY CASHIER
1617 Cole Boulevard, MS 1723A
Golden, CO 80401

F. An additional copy of the royalty check, along with accompanying documentation regarding the calculation of the royalty is required and shall be sent to MRI at the address in Paragraph G herein below.

G. All other contractual notices required or permitted by this Agreement shall be given by prepaid registered or certified mail properly addressed to the other Party at the address designated below, or to such other address as may be designated in writing by such other Party and shall be effective as of the date of the postmark of such notice.

MRI:	Licensee:
National Renewable Energy Laboratory	Superior Separation Technologies, Inc.
Attn: Technology Transfer Office	202 South Wheeler Street
1617 Cole Boulevard, MS 1635	Plant City, Florida 33563
Golden, CO 80401	Telephone: (813) 754-4330
Fax No. (303) 275-3040	Fax: (813) 754-2383
Verify No. (303) 275-3028	Verify No. (813) 754-4330
e-mail: Richard_bolin@nrel.gov	e-mail: jedelson@utekcorp.com

H. By entering into this Agreement, MRI and the Government do not directly or indirectly endorse any products or services provided, and Licensee and Sublicensees shall not state or imply that this Agreement is an endorsement by the Government or MRI or their employees. Additionally, Licensee and the Purchaser, and their Sublicensees shall not use the names of the Government or the DOE, or MRI, or their employees in any advertising, promotional, or sales literature without the prior written consent of MRI and DOE, respectively.

I. The construction, validity, performance and effect of this Agreement shall be governed by Federal law as applied by the Federal Courts in the District of Colorado. To the extent that there is no applicable U.S. federal law, this Agreement shall be governed by the laws of the State of Colorado.

J. Licensee and the Purchaser, and their Sublicensees acknowledge that the export of any of the Intellectual Property from the United States or the disclosure of any of the Intellectual Property Rights to a foreign national may require some form of export license from the U.S. Government. Failure to obtain any required export licenses by Licensee or Sublicensees may result in the Licensee or Sublicensees subjecting itself to criminal liability under U.S. laws.

K. No failure or omission by either Party in the performance of this Agreement shall be deemed a breach hereof or create any liability if the same shall arise from any cause or causes beyond the control of the affected party.

L. Under the terms of this Agreement, MRI and Licensee the Purchaser, and their Sublicensees are independent contractors. Neither Party is an employee, agent, partner or representative of the other Party. Nothing contained herein shall be deemed to create a

joint venture relationship between the Parties. Each Party specifically acknowledges that it does not have authority to incur any obligations or responsibilities on behalf of the other Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in their respective names by their duly authorized representatives.

FOR LICENSEE Joel Edelson

NAME Joel Edelson

TITLE President

DATE 1-10-05

Mailing Address for notices
Superior Separation Technologies, Inc.
202 South Wheeler Street
Plant City, Florida 33563
(813) 754-4330
Fax number (813) 754-2383

FOR MRI SR Bull

NAME Stanley R Bull

TITLE Vice-President

DATE 1/7/05

Mailing Address for notices
MRI/National Renewable Energy Laboratory
Technology Transfer Office
1617 Cole Boulevard, Mailstop 1635
Golden, Colorado 80401
Telephone: (303) 275-3028
Fax: (303) 275-3040

APPENDIX A

EXCLUSIVE
PATENT LICENSE
between
Midwest Research Institute
and
Superior Separation Technologies, Inc. <SSTI>

I. **Licensed Patent Rights**

A. MRI has identified the following NREL patents and ROIs of the Licensed Patent Rights:

1. USPN 5,730,837; "Method of Separating Lignocellulosic Material into Lignin, Cellulose and Dissolved Sugars"; Black et al. (1998); and

2. MRI ROI No. 00-27; "Process for Production of Dissolving Grade Cellulose"; Bozell et al. (2004).

Initials:	SSTI	Initials:	
LICENSEE	[signature]	MRI	[signature]
DATE	1-10-05	DATE	1/7/05